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                                                                    EXHIBIT 6.21

                [AMERICAN INDEPENDENT NETWORK, INC. LETTERHEAD]

                             PROGRAMMING AGREEMENT

[DATE]

[CLIENT]

[ADDRESS]                                         Phone:
                                                  Fax:

Dear

CONTRACT NO:
CLIENT:
COMPANY: AMERICAN INDEPENDENT NETWORK, INC.

The above mentioned Client and undersigned hereby consents to the use by AIN (The Company) of and does hereby assign and grant unto the Company the irrevocable and unconditional power, right, privilege and permission to exhibit, distribute, publish and transmit by means of broadcast or cablecast, film, videotape, or any other similar mechanical or electronic method within the United States and its possessions the Client's name, voice, picture, likeness, poses, actions and any combination of any of these in connection with the broadcast of:

                                 "           "

Client hereby releases and discharges the Company from any and all liability arising out of or in connection with the making, producing, reproducing, exhibiting, distributing, publishing, transmitting by means or otherwise using the above mentioned production. The Client further agrees at all times and at its own expense to indemnify and hold harmless the Company, and to defend it against any and all claims, demands, liabilities, suits, damages, costs or expenses of any kind resulting from: (1) any false or misleading statements or presentations contained in any shows presented at the Client's request; (2) any failure of the Client to deliver any advertised product or service in compliance with the terms of the applicable advertisement within the period of time advertised; and (3) any infringement of any rights held by a third party, including but not limited to actions for copyright or trademark infringement or actions for unfair competition.

There are no warranties, express or implied (including warranties of merchantability and fitness for a particular purpose), except to the extent specifically stated in this contract. All warranties and guarantees shall survive the expiration, termination or cancellation of this contract. The Company shall have no liability for consequential and incidental damage.

AIR DATE: Sunday, 6:30pm-7:00pm ET
START DATE: Sunday, October 26, 1997, 6:30pm-7:00pm ET
FEE: 50/50 split on commercial time minus two (2) minutes for affiliates TOTAL SEGMENTS: 1 - 5 hour segment per week
TOTAL WEEKS: 52

ALL TAPES, PROMOS AND FEED INFORMATION SHOULD GO TO:
AMERICAN INDEPENDENT NETWORK, INC.  ATTN: RON TURNER
6125 AIRPORT FREEWAY, SUITE 200, FORT WORTH, TX 76117

PLEASE SEND A PROMO REEL OR SHOW WE CAN USE FOR MAKING A PROMO TO THE SAME ADDRESS AS SOON AS POSSIBLE.
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Shipping and/or satellite feed paid one way by Client.

The Client will deliver to Company via satellite, 3/4", 1", or mini beta tape the Client's program a minimum of five (5) days prior to each scheduled airing.

The Company will deliver via satellite the Client's program as set forth in the Contract.

Client understands that two-minutes of commercial time will be given to Company affiliates.

Notwithstanding any provisions of the agreement on delivery to the Company of prints or tapes physically suitable for telecast, the Company shall not be required to accept any program/special/motion picture for telecast, that the Company deems morally unsuitable for free home television viewing. The Company shall be required to give the Client written notice that a particular program/special/motion picture is morally unsuitable for telecast within 72 hours (excluding Saturdays and Sundays) following Company's receipt thereof. At its option, the Client may furnish a morally suitable program/special/motion picture, a print or tape of substitute program/special/motion picture of comparable quality, or grant the Company a proportionate credit against the License Fee.

The Company reserves the right to make changes in the time periods to accommodate any changes in its program schedule. The Company reserves the rights to make changes in time placement or deletion. This Agreement may be cancelled by either party with a thirty (30) day written notice.

THIS IS A NON-EXCLUSIVE AGREEMENT.

The undersigned (a corporate officer) hereby certifies and warrants that the client has full power, right and authority to enter into this agreement, has read same in its entirety and understands all the terms and provisions and that no acceptance thereof shall be valid which modifies said terms and conditions.

NAME (CLIENT):

BY:
   ------------------------------------

DATE:
     ----------------------------------


Best regards,


American Independent Network, Inc.
Lyn Snyder
Director of Network Operations